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                                                                    Exhibit 4.14

              SUBSCRIPTION AGREEMENT AND INVESTMENT REPRESENTATION
                             OF INNOPET BRANDS CORP.


         THIS SUBSCRIPTION AGREEMENT AND INVESTMENT REPRESENTATION
(the "Agreement") is made and entered into as of this 23rd day of March, 1998, by and between INNOPET BRANDS CORP., a Delaware corporation ("Seller"), with offices at One East Broward Boulevard, Suite 1100, Ft. Lauderdale, Florida 33301 and HSBC JAMES CAPEL CANADA, INC., an Ontario company ("HSBC"), with offices at 105 Adelaide Street West, Suite 1200, Toronto, Ontario M5H 1P9, Canada, providing for the purchase and sale of shares of the common stock, par value $.01 per share (the "Common Stock"), of Seller, by HSBC or its designated affiliates (collectively with HSBC, the "Buyer"). Seller and Buyer hereby represent and agree as follows:

         1. AGREEMENT TO SUBSCRIBE; PURCHASE PRICE; OPTION.

                  (i) For at least the twenty-four (24) month period beginning on April 1, 1998, Buyer hereby subscribes for a total of Three Million, Six Hundred Thousand Dollars ($3,600,000) of Common Stock, based upon
         (a) the payment of One Hundred Fifty Thousand Dollars U.S. (US$150,000) each month (the "Monthly Investment") and (b) a per share purchase price equal to eighty percent (80%) of the lowest closing bid price for a share of Common Stock for the twenty (20) trading days preceding each respective Investment Date (as defined herein) (the "Purchase Price"); provided, however, that in the event the average closing bid price for a share of Common Stock for the five (5) trading days preceding any Investment Date falls below $2.00 per share, Buyer will forgo funding the respective Monthly Investment; provided further, that in the event that Buyer elects to fund any such Monthly Investment, Buyer shall immediately notify Seller in writing of its election thereof. The shares of Common Stock subscribed for by Buyer on each Investment Date are referred to herein as the "Shares".

                  (ii) Buyer shall pay the Monthly Investment on the first trading day of each month (the "Investment Date"), commencing on April 1, 1998, for a period of at least twenty-four (24) months thereafter (each such monthly interval is referred to herein as the "Monthly Period"), as the purchase price for the Shares subscribed for by it, in exchange for such number of Shares as shall equal the Monthly Investment divided by the Purchase Price for the respective Monthly Period, as follows:

                           (a) On or before each Investment Date, Seller shall
                  deliver the Shares purchased by Buyer to The Depository Trust Company ("DTC") on Buyer's behalf. Seller and Buyer shall cause such Shares to be credited to the DTC



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                  account designated by Buyer upon receipt by Seller of payment for the Monthly Investment into an account designated by Seller. The delivery of the shares of Common Stock into Buyer's DTC account in exchange for payment therefor shall be referred to herein as "Settlement". Buyer shall coordinate Settlement with Seller through DTC.

                           (b) If Settlement is not effected within three (3)
                  business days of the respective Investment Date, then Seller shall pay to Buyer a cash penalty at the rate of two percent (2%) of the Monthly Investment for each day that such Shares have not been delivered to Buyer.

                  (iii) For at least the twenty-four (24) month period beginning on April 1, 1998, Buyer and Seller agree that Buyer has been granted an option (the "Option") to purchase up to Fifty Million Dollars U.S. (US$50,000,000) of Common Stock (the "Option Shares"), based upon a per share purchase price equal to eighty-five percent (85%) of the lowest closing bid price for a share of Common Stock for the five (5) trading days preceding the date of each respective Option Notice (as defined herein) (the "Option Purchase Price"). Buyer may exercise the Option on one or more occasion during such twenty-four (24) month period, in One Hundred Thousand Dollar (US$100,000) increments, as follows:

                  (a) Buyer shall deliver a written notice (the "Option Notice") by facsimile to Seller at (945) 453-2500, Attention Chief Financial Officer, stating (i) that Buyer desires to exercise its Option to purchase Option Shares, (ii) the Option Purchase Price, (iv) the total dollar amount to be paid by Buyer for such Option Shares, (v) the aggregate number of Option Shares to be purchased by Buyer, and (vi) instructions for delivery of the Option Shares to Buyer's DTC account.

                  (b) Upon receipt of the Option Notice, Seller shall deliver the Option Shares purchased by Buyer to DTC on Buyer's behalf. Seller and Buyer shall cause the Shares to be credited to the DTC account designated by Buyer upon payment by Buyer for such Option Shares. Buyer shall pay the purchase price for the Option Shares subscribed for by it by wire transfer of immediately available, federal funds in United States dollars to the account designated by Seller.



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                  (c)      If the Option Shares are not delivered to Buyer
                           within three (3) business days of Seller's receipt of payment therefor, then Seller shall pay to Buyer a cash penalty at the rate of two percent (2%) of the total dollar amount paid by Buyer for such Option Shares for each day that such Option Shares have not been delivered to Buyer.

                  (iv) Buyer and Seller may extend the term of this Agreement upon the mutual written consent of both parties.

         2. BUYER'S REPRESENTATIONS AND COVENANTS.

                  Buyer represents, warrants and covenants to Seller as follows:

                  (i) This Agreement has been duly authorized, validly executed and delivered on behalf of Buyer and is a valid and binding agreement of Buyer enforceable in accordance with its terms, subject to general principles of equity and of bankruptcy or other laws affecting the enforcement of creditors' rights;

                  (ii) Buyer understands that the offer and sale of the Shares and Option Shares (sometimes collectively referred to herein as the "Securities") are being made only by means of a prospectus, together with the final prospectus supplement, if any, relating to the offering of the Securities (collectively, the "Prospectus"), filed by Seller with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424 under the Securities Act of 1933 (the "1933 Act"). The sale of the Securities, which are to be offered on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act, are to be made solely pursuant to the Prospectus;

                  (iii) Buyer has received and carefully reviewed copies of the Public Documents (as defined herein). No representations or warranties have been made to Buyer by Seller, the officers or directors or Seller, or any agent, employee or affiliate of any of them, except as specifically set forth herein or as set forth in documents referenced herein. Buyer understands that no federal or state governmental authority has made any finding or determination relating to the fairness of an investment in the Securities and that no federal or state governmental authority has recommended or endorsed, or will recommend or endorse, the investment herein. Buyer, in making the decision to purchase the Securities subscribed for, has relied upon independent investigation made by it and has not relied on any information or representations made by third parties;

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                  (iv) Buyer understands that the Securities are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that Seller is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of Buyer set forth herein;

                  (v) For as long as Buyer or any affiliate thereof is a holder of securities of Seller, neither Buyer nor any affiliate shall, directly or indirectly, bid for, purchase, contract to buy, acquire any option to purchase or otherwise acquire any Common Stock, warrants or other securities of the Company in the open market or otherwise, except in accordance with this Agreement or directly from Seller;

                  (vi) Buyer is not a citizen or resident of the United States of America, is not an entity organized under any laws of any state of the United States of America and does not have offices in the United States of America; and

                  (vii) Buyer is capable of evaluating the risks and merits of this investment by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters.

         3. SELLER'S REPRESENTATIONS AND COVENANTS.

                  Seller represents, warrants and covenants to Buyer as follows:

                  (i) Seller has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to register or qualify is not reasonably anticipated to have a material adverse effect on the condition (financial or otherwise), business, properties, net worth or results of operations of Seller;

                  (ii) Seller has registered shares of its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is in full compliance with all reporting requirements of the Exchange Act;

                  (iii) Seller has filed with the Commission a registration statement (the "Registration Statement") including the Prospectus. The sale of the Securities are to be made solely pursuant to the Prospectus;

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                  (iv) Seller has furnished Buyer with copies of Seller's most recent Annual Report on Form 10-KSB (the "Form 10-KSB") filed with the Commission, its Form 10- QSB for the quarterly period ended September 30, 1997 (the "Form 10-QSB") and the Prospectus (collectively with the Form 10-KSB and the Form 10-QSB, the "Public Documents"). The Public Documents at the time of their filing did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

                  (v) The Shares and Option Shares shall be duly authorized and validly issued and when issued and delivered, each of them shall be enforceable in accordance with their terms (subject to general principles of equity and bankruptcy, fraudulent conveyance, preference and other laws affecting creditors' rights generally);

                  (vi) Seller shall not issue a fractional share of Common Stock upon the issuance of any Shares or Option Shares. Instead, Seller shall round any fractional share to the next whole share of such security;

                  (vii) This Agreement has been duly authorized, validly executed and delivered on behalf of Seller and is a valid and binding agreement of Seller enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally, and Seller has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder;

                  (viii) The execution and delivery of this Agreement, the issuance of the Shares and the shares of Common Stock issuable upon exercise of the Options and the consummation of the transactions contemplated by this Agreement by Seller, will not conflict with or result in a breach of or a default under any of the terms or provisions of, Seller's certificate of incorporation or By-laws, or of any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which Seller is a party or by which it or any of its properties or assets is bound, any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over Seller, or any of its properties or assets or will result in the creation or imposition of any material lien, charge or encumbrance upon any property or assets of Seller or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject;

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                  (ix) Except as disclosed herein, no authorization, approval, filing with or consent of any governmental body is required for the issuance and sale of the Shares;

                  (x) There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending against or affecting Seller, or any of its properties, which would reasonably be anticipated to result in any material adverse change in the condition (financial or otherwise) or in the earnings, business affairs, business prospects, properties or assets of Seller, except as set forth in the Public Documents;

                  (xi) Subsequent to the dates as of which information is given in the Public Documents, except as contemplated herein, Seller has not incurred any material liabilities or material obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business, and there has not been any change in its capitalization or any material adverse change in its condition (financially or other), net worth, results of operations or prospectus;

                  (xii) Seller has conducted, is conducting and will conduct its business so as to comply in all material respects with all applicable statutes and regulations, and Seller is not charged with and, to the knowledge of Seller, is not under investigation with respect to any violation of any statutes or regulations nor is it the subject of any pending or threatened adverse proceedings by any regulatory authority having jurisdiction over its business or operations except as disclosed in the Public Documents;

                  (xiii) Except as set forth in the Public Documents, Seller has good and marketable title to all properties and assets described therein as owned by it, free and clear of all liens, charges, encumbrances, or restrictions;

                  (xiv) Seller has filed all necessary federal and state income and franchise tax returns and has paid all taxes shown as due thereon;

                  (xv) Seller has no knowledge of any tax deficiency that might be asserted against it that might materially and adversely affect its business or properties;

                  (xvi) Seller maintains insurance of the types and in amounts generally deemed adequate for its business and consistent with insurance coverage maintained by similar companies and businesses, including, but not limited to, insurance covering all real and personal property owned or leased by Seller against theft, damage, destruction, acts of vandalism, products liability and all other risks customarily insured against, all of which insurance is in full force and effect;

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                  (xvii) No labor disturbance by the employees of Seller exists or is imminent that could reasonably be expected to have a material adverse affect on the conduct of the business, operations, financial condition or income of Seller;

                  (xviii) To the best of the knowledge of Seller's management, neither Seller nor any employee or agent of Seller has made any payment of funds of Seller or received or retained any funds in violation of law;

                  (xix) Seller has sufficient title and ownership of all trademarks, service marks, trade names, copyrights, patents, trade secrets and other proprietary rights necessary for its business as now conducted and as proposed to be conducted as described in the Public Documents without any conflict with or infringement of the rights of others. Except as set forth in the Public Documents, there are no material outstanding options, licenses or agreements of any kind relating to the foregoing, nor is Seller bound by or party to any material options, licenses or agreements of any kind with respect to the trademarks, service marks, trade names, copyrights, patents, trade secrets, licenses and other proprietary rights of any other person or entity. Seller is not aware that any of its executive officers is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would interfere with the use of his or her best efforts to promote the interest of Seller or that would conflict with Seller's business as proposed to be conducted; and

                  (xx) Except for agreements explicitly contemplated hereby or set forth in the Public Documents, there are no other agreements between Seller and any of its officers, directors, affiliates or any affiliate thereof.

         4. INDEMNIFICATION.

                  (i) Seller hereby agrees to indemnify and hold harmless Buyer and its officers, directors, shareholders, employees, agents and attorneys against any and all losses, claims, damages, liabilities and expenses incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person, to which any such indemnified party may become subject under the 1933 Act, or under any other statute, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact made by Seller, (ii) any omission or alleged omission of a material fact with respect to Seller or (iii) any breach of any representation, warranty or agreement made by Seller in this Agreement.

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                  (ii) Buyer hereby agrees to indemnify and hold harmless Seller and its officers, directors, shareholders, employees, agents and attorneys against any and all losses, claims, damages, liabilities and expenses incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person, to which any such indemnified party may become subject under the 1933 Act, or under any other statute, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact made by Buyer,
         (ii) any omission or alleged omission of a material fact with respect to Buyer or (iii) any breach of any representation, warranty or agreement made by Buyer in this Agreement.

         5. MISCELLANEOUS.

                  (i) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without giving effect to the rules governing the conflicts of laws.

                  (ii) This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (iii) Each of the parties agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder, including, but not limited to, the fees and expenses of each such Party's legal counsel.

                  (iv) All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or telecopier, initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 6.

                                    if to Seller:

                                    InnoPet Brands Corp.
                                    One East Broward Boulevard, Suite 1100
                                    Fort Lauderdale, Florida 33301
                                    Attn:  CEO
                                    Telephone:  954-453-2400
                                    Telecopier: 954-453-2500

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                                    if to Buyer:

                                    HSBC James Capel Canada, Inc.
                                    105 Adelaide Street West
                                    Suite 1200
                                    Toronto, Ontario M5H 1P9
                                    Canada
                                    Attn:  Mr. Isser Elishis
                                    Telephone:  416-369-6952
                                    Telecopier: 416-947-0142

                  All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, postage prepaid, if mailed; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if telecopied.

                           (v) This Agreement constitutes the entire agreement
                  of the parties with respect to the subject matter hereof and supersedes all prior oral or written proposals or agreements relating thereto. This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the parties.




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                  IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.


                                     INNOPET BRANDS CORP.


                                     By: _________________________________
                                          Name: Marc Duke
                                          Title: Chief Executive Officer



                                     HSBC JAMES CAPEL CANADA, INC.


                                     By: _________________________________
                                          Name:  S. Rider
                                          Title:


                                     By: _________________________________
                                          Name:  S. Rider
                                          Title:


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